NOTE: The following compilation report is provided solely in order to comply with applicable requirements of Canadian securities laws. It should be noted that to report in accordance with Public Company Accounting Oversight Board Auditing Standards (PCAOBAS) on a compilation of pro forma financial statements an examination greater in scope than that performed under Canadian standards would be required.

April 11, 2006
To the Board of Directors of Inco Limited
We have read the accompanying unaudited pro forma consolidated balance sheet of Inco Limited (the “Company”) as at December 31, 2005 and the unaudited pro forma consolidated statement of earnings for the year then ended, and have performed the following procedures.
1.	Compared the figures in the columns captioned “Inco” to the audited consolidated financial statements of the Company as at December 31, 2005 and for the year then ended, and found them to be in agreement.

2.	Compared the figures in the columns captioned “Falconbridge” to the audited consolidated financial statements of Falconbridge Limited as at December 31, 2005 and for the year then ended, and found them to be in agreement.

3.	Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:
(a)	the basis for determination of the pro forma adjustments; and

(b)	whether the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

The officials:

(a)	described to us the basis for determination of the pro forma adjustments, and

(b)	stated that the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.
4.	Read the notes to the pro forma consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5.	Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned “Inco” and “Falconbridge” as at December 31, 2005 and for the year then ended, and found the amounts in the column captioned “Pro forma Inco” to be arithmetically correct.
A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma consolidated financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.
(Signed) PricewaterhouseCoopers llp
Chartered Accountants
Toronto, Ontario
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

     The following unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the consolidated entities that would have been achieved if the offer made by Inco Limited (“Inco”) to purchase all of the outstanding common shares of Falconbridge Limited (“Falconbridge”) dated October 24, 2005, as extended December 14, 2005, January 19, 2006 and February 27, 2006 (collectively, the “Offer”) had been completed during the period presented, nor is the selected pro forma consolidated financial information necessarily indicative of the future operating results or financial position of the consolidated entities. The pro forma consolidated financial information does not reflect (1) any special items such as payments pursuant to change of control provisions or integration costs which may be incurred as a result of the acquisition, and does not give effect to operating efficiencies, cost savings and synergies that are expected to result from the acquisition, (2) the impact of undertakings that Inco is prepared, as may be required, to make in order to address regulatory clearance requirements, as there are no current agreements providing for implementation of such undertakings which, however, are expected to be carried out after the completion of the Offer, or (3) no adjustments have been made to eliminate historical sales between Inco and Falconbridge as the amounts are not significant.
INCO LIMITED
PRO FORMA CONSOLIDATED BALANCE SHEET
As at December 31, 2005
(unaudited)
(millions of US dollars)

			Pro Forma
			Adjustments	Pro Forma
	Inco	Falconbridge	(Note 3(a))	Inco

ASSETS
Current assets
Cash and cash equivalents	$958	$886	$(34)	$1,810
Accounts receivable	673	1,007	—	1,680
Inventories	996	1,708	270	2,974
Other	68	—	—	68

Total current assets	2,695	3,601	236	6,532
Property, plant and equipment and other non-current assets	9,315	8,817	8,777	26,909

Total assets	$12,010	$12,418	$9,013	$33,441

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Long-term debt due within one year	$122	$353	$1,139	$1,614
Other current liabilities	1,043	1,691	—	2,734

Total current liabilities	1,165	2,044	1,139	4,348
Other liabilities
Long-term debt(1)	1,852	3,474	1,453	6,779
Deferred income and mining taxes	2,018	1,156	1,858	5,032
Other long-term liabilities	1,031	659	587	2,277

Total liabilities	6,066	7,333	5,037	18,436

Minority interest	761	54	326	1,141

Shareholders’ equity
Convertible debt	362	—	—	362

Common shareholders’ equity
Common shares issued and outstanding	3,000	4,264	4,364	11,628
Preferred shares	—	326	(326)	—
Warrants	62	—	—	62
Contributed surplus	578	47	6	631
Retained earnings	1,181	154	(154)	1,181
Currency translation account	—	240	(240)	—

	4,821	5,031	3,650	13,502

Total shareholders’ equity	5,183	5,031	3,650	13,864

Total liabilities and shareholders’ equity	$12,010	$12,418	$9,013	$33,441

(1)	Included in long-term debt are $750 million of junior preference shares (series 1, 2, and 3). Falconbridge has announced that $500 million of these junior preference shares will be redeemed on April 16, 2006. The remaining $250 million are intended to be refinanced subsequent to the acquisition of control of Falconbridge by Inco.

INCO LIMITED
PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
Year ended December 31, 2005
(unaudited)
(millions of US dollars)

			Pro Forma		Pro Forma
	Inco	Falconbridge	Adjustments	Note 3	Inco
Revenues
Net sales	$4,518	$8,148	$—		$12,666

Cost and operating expenses (income)
Cost of sales and other expenses, excluding depreciation, depletion and amortization	2,633	5,773	40	b, c, f	8,446
Depreciation, depletion and amortization	256	555	197	d	1,008
Selling, general and administrative	207	80	17	e	304
Research, development and exploration	78	59	—		137
Currency translation adjustment	59	—	—		59
Interest expense	26	152	118	g	296
Asset impairment charge	25	—	—		25

	3,284	6,619	372		10,275

Other income, net	83	17	—		100

Earnings before income and mining taxes and minority interest	1,317	1,546	(372)		2,491
Income and mining taxes	408	511	(111)	i	808

Earnings before minority interest	909	1,035	(261)		1,683
Minority interest	73	155	(123)	h	105

Net earnings from continuing operations	836	880	(138)		1,578
Loss on discontinued operations, net of tax	—	8	—		8

Net earnings	836	872	(138)		1,570
Dividends on preferred shares	—	17	(17)	j	—

Net earnings applicable to common shares	$836	$855	$(121)		$1,570

Net earnings per common share
Basic	$4.41				$4.07
Diluted	$3.75				$3.73

INCO LIMITED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(millions of US dollars, except per share amounts)
1.	BASIS OF PRESENTATION

The unaudited pro forma consolidated financial statements of Inco Limited (“Inco”) have been prepared in accordance with generally accepted accounting principles in Canada. These unaudited pro forma consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Inco as at and for the year ended December 31, 2005, including the related notes thereto.

The unaudited pro forma consolidated financial statements have been prepared assuming that the acquisition of Falconbridge Limited (“Falconbridge”) had been completed as of January 1, 2005 for the consolidated statement of earnings and as of December 31, 2005 for the consolidated balance sheet.

These unaudited pro forma consolidated financial statements are not intended to reflect the financial position and results of operations which would have actually resulted had the transaction and other adjustments been effected on the dates indicated. Further, the pro forma results of operations are not necessarily indicative of the results of operations that may be obtained by Inco in the future.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies as set out in the audited consolidated financial statements of Inco for the year ended December 31, 2005 which, based on publicly available information, are assumed to be substantially similar to the significant accounting policies as set out in the audited consolidated financial statements of Falconbridge for the year ended December 31, 2005. Upon consummation of the transaction, the accounting policies will be formally conformed and it is possible that adjustments may result .

3.	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The pro forma consolidated financial statements include the following pro forma assumptions and adjustments:
(a)	The acquisition is accounted for using the purchase method of accounting, whereby Falconbridge’s assets and liabilities are revalued to their fair value and its shareholders’ equity is eliminated. Inco’s assets and liabilities are not revalued. The pro forma adjustments reflect Inco’s acquisition of 100 per cent of Falconbridge’s net assets at their fair values as at December 31, 2005 and the accounting for Falconbridge as a wholly-owned subsidiary. Falconbridge’s interest in joint ventures in which it has joint control are reflected using the proportionate consolidation method.

The determination of the purchase price, based on management’s preliminary estimate, is as follows:

Purchase Price
Consideration in Inco common shares	$8,628
Consideration in Inco options issued	52
Cash	2,464
Transaction costs	110

Total	$11,254

The purchase price was calculated using a price of $43.95 for each Inco common share issued which represents the weighted average Inco share price over the five day period extending from October 6, 2005 to October 13, 2005, the two days before and the two days after the date of announcement. The cash portion of the purchase price will be financed through committed loan facilities.

The allocation of the purchase price, based on management’s preliminary estimate, is as follows:

Allocation of Purchase Price

		Fair Value	Purchase Price
	Book Value	Increment	Allocation
Assets
Cash and cash equivalents	$962	$—	$962
Accounts receivable	1,007	—	1,007
Inventories	1,708	270	1,978
Property, plant and equipment and other non-current assets	8,817	8,777	17,594

Total assets	$12,494	$9,047	$21,541

Liabilities
Long-term debt due within one year	$353	$—	$353
Other current liabilities	1,691	—	1,691
Long-term debt	3,474	129	3,603
Deferred income and mining taxes	1,156	1,858	3,014
Other long-term liabilities	659	587	1,246
Minority interest	380	—	380

Total liabilities	$7,713	$2,574	$10,287

Total net assets purchased	$4,781	$6,473	$11,254

The book value of Falconbridge, as shown above:
•	Reflects Falconbridge’s stated book values as at December 31, 2005;

•	Reflects the assumed exercise of vested stock options; and

•	Reflects the reclassification of the equity portion of preferred shares to minority interest.
This allocation is based upon preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed above in the assumed pro forma purchase price allocation due to the change in fair values of the assets and liabilities between December 31, 2005 and the date of the transaction, and as further analysis is completed. The actual allocation of the purchase price may result in different adjustments being expensed in the consolidated statement of earnings.
(b)	The increase in cost of sales and other expenses reflects the elimination of deferred gains on derivative contracts on the pro forma consolidated statements of earnings. The deferred gains arise from derivative contracts that qualified for hedge accounting and were realized as a reduction of the cost of operations over the original delivery schedule of contracts. The gains would not have been realized in the year ended December 31, 2005 since the purchased derivative contracts would have been fair valued as of January 1, 2005.

(c)	The decrease in cost of sales and other expenses reflects the elimination of amortized past service costs and amortized net actuarial losses relating to post retirement benefits which were expensed in the year ended December 31, 2005.

(d)	Represents the amortization of the preliminary fair value increment allocated to operating capital assets. The pro forma amortization excludes the total amount of the purchase price allocation not subject to amortization of approximately $2.4 billion as it has been allocated to non-operating assets. On finalization of the purchase price allocation, if this amount is allocated to operating assets, pro forma amortization would change by approximately $104 million, before taxes, for the year ended December 31, 2005. Pro forma amortization and the above noted sensitivity have been based on a remaining weighted average estimated economic life of 23 years, and a reduction of one year in the weighted average estimated economic life would alter pro forma amortization by $28 million, before taxes, for the year ended December 31, 2005.

(e)	The increase in selling, general and administrative expenses reflects the expense relating to the expected exchange of stock options to be issued pursuant to the acquisition of Falconbridge.

(f)	The increase in cost of sales and other expenses reflects the amortization of the allocation of the purchase price to equity accounted investments.

(g)	The increase in interest expense reflects the issuance of CDN$2.87 billion of debt in connection with the acquisition of Falconbridge and the amortization of the fair market value increment related to the Falconbridge debt.

(h)	The adjustment reflects the elimination of the Falconbridge minority interest in earnings assuming that Falconbridge and Noranda were amalgamated at January 1, 2005.

(i)	The adjustment reflects the tax effect on the above adjustments.

(j)	The adjustment reflects the reclassification of preferred share dividends to minority interest.
4.	ITEMS NOT ADJUSTED

The pro forma consolidated financial information does not reflect (1) any special items such as payments pursuant to change of control provisions or integration costs which may be incurred as a result of the acquisition, and does not give effect to operating efficiencies, cost savings and synergies that are expected to result from the acquisition, (2) the impact of undertakings that Inco is prepared, as may be required, to make in order to address regulatory clearance requirements, as there are no current agreements providing for implementation of such undertakings which, however, are expected to be carried out after the completion of the Offer or (3) no adjustment has been made to eliminate historical sales between Inco and Falconbridge as the amounts are not significant.

5.	PRO FORMA EARNINGS PER SHARE

Earnings per share computation for the year ended December 31, 2005

Basic pro forma earnings per share computation
Numerator:
Pro forma net earnings	$1,570

Pro forma earnings applicable to common shares	$1,570

Denominator (thousands of shares):
Inco shares outstanding	189,425
Common shares issued to Falconbridge shareholders	196,309

Pro forma weighted-average common shares outstanding	385,734

Basic pro forma earnings per common share	$4.07

Diluted pro forma earnings per share computation
Numerator:
Pro forma net earnings	$1,570
Dilutive effects of convertible debentures	6

Pro forma net earnings applicable to common shares, assuming dilution	$1,576

Denominator (thousands of shares):
Pro forma Inco shares outstanding	385,734
Dilutive effect of securities:
Convertible debentures	31,247
Stock options	1,008
Warrants	4,218
Stock options issued on transaction	213

Pro forma weighted-average common shares outstanding	422,420

Diluted pro forma earnings per share	$3.73

6.	SUBSEQUENT EVENT

On March 16, 2006 Falconbridge announced that it intends to redeem $500 million of its junior preference shares (Series 1,2 and 3). The junior preference shares will be redeemed on April 16, 2006 from holders of record on March 22, 2006. Internal cash resources are intended to be used to fund the redemption. In the pro forma consolidated balance sheet as at December 31, 2005 there is $750 million of junior preference shares (series 1, 2 and 3) in long-term debt.